Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IES Holdings, Inc. Amended and Restated 2006 Equity Incentive Plan (as of February 20, 2025) of our reports dated November 22, 2024, with respect to the consolidated financial statements of IES Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of IES Holdings, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended September 30, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
February 24, 2025